Exhibit 99.1
PART I
Item 1. Business
Company Overview
     We are a leading global media and entertainment company serving the worldwide lesbian, gay, bisexual and transgender, or LGBT, community. This market is estimated to have buying power of $641 billion in 2006 in the United States alone. We serve this audience through a wide variety of products and services including online and print media properties, a travel marketing business and other goods and services. As a result of the further integration of our acquisitions of LPI Media Inc. and related entities (“LPI”) and RSVP Productions, Inc. (“RSVP”), our executive management team and our financial and management reporting systems, we began to operate as three segments: Online; Publishing; and Travel and Events during the first quarter of fiscal 2007. Accordingly, the financial information presented in Notes 2, 4 and 16 to the Consolidated Financial Statements as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations have been revised to reflect this change in segment reporting.
     Our Online segment consists of our LGBT-focused websites, most notably Gay.com, PlanetOut.com, Advocate.com and Out.com which provide revenues from advertising services and subscription services. Our Online segment also includes our transaction-based websites, including Kleptomaniac.com and BuyGay.com, which generate revenue through sales of products and services of interest to the LGBT community, such as fashion, books, video and music products. Our Publishing segment includes the operations of our print media properties including the magazines The Advocate, Out, The Out Traveler and HIVPlus, among others. Our Publishing segment also generates revenue from newsstand sales of our various print properties and our book publishing business, Alyson. Our Travel and Events segment provides LGBT travel and events marketed through our RSVP brand, such as cruises, land tours and resort vacations.
     With the global reach of our brands, multiple media properties and marketing vehicles, we believe we provide advertisers with unparalleled access to the LGBT community. We generate revenue from multiple forms of online advertising including run-of-site advertising, advertising within specialized content channels and online-community areas, and member-targeted e-mails, as well as more traditional print and event advertising.
     Increasingly, we are offering multi-platform advertising opportunities through which advertisers can target the gay and lesbian market using a combination of vehicles such as the Internet, e-mail, print, and live events. We also offer advertisers data on consumer behavior and the effectiveness of their online advertising campaigns with us through user feedback and independent third-party analysis. Although most of our advertising revenue comes from Fortune 500 and other large national advertisers, we are also expanding our local directory, a service that allows smaller, local advertisers to reach the LGBT audience online.
     We believe our online user base includes the most extensive network of self-identified gay and lesbian people in the world. Users can access content on our flagship websites for free and without registration, thereby generating page views and potential advertising and transaction services revenue. Those users who wish to access our online member-to-member connection services must register by providing their name, e-mail address and other personal content. Registration on our flagship websites, Gay.com and PlanetOut.com, allows access to integrated services, including profile creation and search, basic chat and instant messaging. Registered users, or members, of our Gay.com website can connect with other members from around the world in multiple languages, including English, French, German, Italian, Portuguese and Spanish.
     Members may also subscribe to our paid premium subscription service which enables them to access a number of special features that are not generally available under our free basic membership package, including advanced search, unlimited access to profiles and photographs, enhanced chat and premium content. Our paid subscriber base on our Gay.com and PlanetOut.com websites was approximately 145,000 as of December 31, 2006 and we have reduced the average monthly churn rate among those subscribers from 7.9% for 2005 to 6.7% for 2006.
     With our November 2005 acquisition of substantially all of the assets of LPI, we expanded the number and scope of our subscription service offerings. In addition to premium subscriptions to our Gay.com and PlanetOut.com services, we offer our customers subscriptions to seven other online and offline products and services, as well as to various combined, or bundled, packages of these subscription services, including the leading LGBT-targeted magazines in the United States, Out and The Advocate. We believe Out magazine is the leading audited circulation magazine in the United States focused on the gay and lesbian community, while The Advocate, a pioneer in LGBT media since 1967, is the second largest. We believe these, and other properties acquired from LPI, allow us to better serve our business and consumer customers by expanding the platforms and content that we can provide them and to more cost-effectively promote our own products and services.

     We also offer our users access to specialized products and services through our transaction-based websites, Kleptomaniac.com and BuyGay.com, that generate revenue through sales of products and services of interest to the LGBT community, such as fashion, books, video and music products. In addition, we generate transaction revenue from third-party websites and partners for the sale of products and services to our users, as well as through newsstand sales of our various print properties. With our acquisition of substantially all of the assets of RSVP in March 2006, we began to leverage our existing user base and multiple advertising vehicles into the gay and lesbian travel market by offering travel and event packages and promotions. The Gay and lesbian travel market is estimated to be $5.5 billion per year per Community Marketing, Inc., San Francisco, CA.
Industry Background
     We have built the foundation of our Online business on the Internet, a global communications medium that enables millions of people to obtain and share information, interact with one another and conduct business electronically. Worldwide, the number of estimated Internet users is approximately 1.1 billion as of January 2007, according to Internet World Stats at www.internetworldstats.com. We believe that of all of the major media formats, the Internet has the greatest potential for reaching the LGBT community in large, targeted numbers, in part because of the desire for discretion which many members of the LGBT community seek and the lack of LGBT-focused media alternatives in many geographic areas.
     To better serve the LGBT community, we are using the leverage provided by our large online user base to expand into other areas, such as print publication and travel and event marketing, through our LPI and RSVP acquisitions, respectively. The non-Internet based, or offline, LGBT media industry is fragmented and consists largely of independent print publications, all of which we believe have smaller audited circulations than our Out and The Advocate magazines, and a limited number of radio stations, television programs and cable outlets. We do not believe that any of these competing media formats or companies offer the targeted global reach and network efficiencies provided by our broad platform of services. While television shows with self-identified gay characters such as Ugly Betty, Project Runway and Brothers and Sisters have attracted large audiences, we believe their focus on general audiences makes them less attractive to advertisers who want to reach the LGBT market in the most cost-effective and targeted way.
     LGBT Demographics and Media Coverage
     We believe the global LGBT market remains underserved, despite recent advances in the corporate, political and social environments, and despite the attractive demographic make-up of the gay and lesbian community. For example, in the United States alone, the gay and lesbian market had estimated buying power of over $641 billion in 2006, or approximately $43,000 per capita, compared to estimated per capita buying power of $21,000 in the African-American and $18,000 in the Hispanic-American markets.
     Approximately 15 million adults of the general U.S. population identify themselves as gay, lesbian, bisexual or transgender, according to “The Gay and Lesbian Market in the U.S.” a report published by Packaged Facts in partnership with Witeck-Combs Communications, Inc. This report also estimates that the buying power of gay and lesbian consumers in the United States will grow to approximately $835 billion by 2011.
     LGBT consumers are also loyal and active Internet users. Approximately 80% percent of gay men and 76% of lesbians actively use the Internet, and 63% of gay and lesbian consumers have made purchases online, compared to 53% of heterosexual consumers, according to Forrester Research. In addition, online advertising influences gay and lesbian buying decisions: according to “The Gay and Lesbian Market: New Trends, New Opportunities 4th Edition” published by Packaged Facts in partnership with Witeck-Combs Communications, Inc., while only 35% of heterosexual consumers say that online advertisements influence their purchasing decisions, 42% of gay and lesbian consumers are influenced by online advertisements. The same report estimates that 78% have reported switching to brands offered by companies with a commitment to diversity.
     According to a leisure travel study conducted by Harris Interactive, Witeck-Combs Communications, Inc. and the Travel Industry Association in September 2006, Gay.com is the most accessed website and The Advocate is the most accessed publication among the LGBT audience. This study also found that when seeking a travel destination or provider that is gay-friendly, LGBT magazines and websites are among the most trusted endorsement sources.
     As a leading LGBT-focused company with a variety of community and marketing services and competitive strengths, we believe we are uniquely positioned to take advantage of the opportunities presented by this market.

     Advertising Services
     Total U.S. advertising spending increased 4% in the first nine months of 2006 to $108.4 billion as compared to the first nine months of 2005, according to TNS Media Intelligence. The growth was driven in part by online display advertising, which rose 18% year-over-year to $7.2 billion for the first nine months of 2006, and consumer magazine advertising, which rose 6% year-over-year to $16.5 billion for the first nine months of 2006.
     We believe online advertising will grow and reach a broader audience as it captures a larger share of total advertising dollars. The largest online advertising-based business models now regularly attempt to attract national advertisers with cross-media campaign opportunities, while smaller, niche advertising businesses are increasingly offering the option of advertising online as a means of focusing their marketing efforts on specific audiences that are often not efficiently reached through more general advertising campaigns.
     Advertisers are increasingly targeting demographic niche markets, such as the African-American and Hispanic-American markets in the United States. A particular targeted audience is often not efficiently reached through general market advertising campaigns or broadcast media. As more advertisers target specific audiences, they are turning to the Internet as a cost effective way to reach their targets. We believe that traditional advertisers are also allocating larger portions of their budgets to the Internet, a trend that we believe will accelerate as the effectiveness of online advertising becomes more widely accepted. The Interactive Advertising Bureau, or IAB, reported that Internet advertising revenues for 2006 were estimated at $16.8 billion, a 34% increase over the previous revenue record of $12.5 billion in 2005.
     Total U.S. advertising spending is expected to increase 3% year-over-year in 2007 to $153.7 billion, online display advertising is expected to increase 13% year-over-year in 2007 and U.S. magazine advertising spending is expected to increase approximately 6% year-over-year in 2007, according to TNS Media Intelligence. The “Annual Ad Spending Study 2007,” a comprehensive national study of advertisers conducted by Outsell Inc., reports that U.S. companies plan to increase their online advertising spending by 18% in 2007. According to ZenithOptimedia, global Internet advertising spending is expected to grow over 28% in 2007 and to represent almost 9% of total advertising expenditures by 2009.
     Subscription Services
     The online paid content and services market has grown alongside the growth in Internet usage generally, as an increasing number of consumers have shown willingness to pay for Internet content and services, such as dating services, business and investment services, including business news and investment advice, and entertainment and lifestyle services, including digital music and film, recipes and other content intended for amusement, leisure and diversion.
     The Online Publishers Association estimates that consumer spending for online content increased 15% year-over-year to $2 billion in 2005, the last period for which data was published. Sales in the online personals category during 2005 increased approximately 7% year-over-year to $503.4 million or 25% of the total.
     According to “The Magazine Handbook, a comprehensive guide 2006/07” published online by the Magazine Publishers of America, sales of magazine subscriptions in the U.S. totaled $7.4 billion in 2005 or 70% of the $10.5 billion in overall circulation revenue. Copies sold through subscriptions totaled approximately 314 million or 87% of the 362 million copies sold in the U.S.
     Transaction Services
     Leisure travel was projected to total $703 billion in the U.S. in 2006, according to estimates published by the Travel Industry Association of America in October 2006. The Cruise Lines International Association (“CLIA”) reported in its “The 2006 Overview” report that the number of passengers in the worldwide cruise market grew at an average annual rate of approximately 8% from 1980 through 2005. According to the “CLIA 2006 Cruise Market Profile,” the average cruiser has taken 3.4 cruises, spends 40% more than non-cruise vacationers, and pays an average of approximately $1,700 per person for the cruise experience, including on-board expenses. Over half of cruisers indicate they expect to take a future cruise within the next three years. Within the cruise industry, we believe that the LGBT market is also growing rapidly. According to market research firm Community Marketing, Inc., San Francisco, CA, 40% of self-identified LGBT respondents surveyed indicated they will increase spending on leisure travel and 51% of the LGBT population has taken a general-audience or LGBT-targeted cruise as compared to 17% within the overall U.S. population as reported in the CLIA “2006 Overview.”
     According to the U.S. Department of Commerce, total U.S. e-commerce retail sales increased an estimated 24% year-over-year to approximately $108.7 billion in 2006, well ahead of the 6% growth in total retail sales. This trend reflects the increasing acceptance of the Internet as a channel through which consumers purchase a variety of products and services. With online sales representing less than 3% of total U.S. retail sales of $3.9 trillion, we believe online sales will continue to grow and capture a larger percentage of total retail sales.
Competitive Strengths
     We believe the following competitive strengths have led to our growth:
     Strong Community Affinity. We believe we have developed a loyal, active community of users, customers, members and subscribers. The word-of-mouth marketing that occurs through these individuals is an important source of past and potential growth, as increasing social interaction among users within our online community and word-of-mouth in the broader LGBT community help us obtain new and retain previous users and customers across our multiple platforms. We believe the Gay.com domain name is a brand that helps reinforce our position as the leading network of LGBT people in the world. We believe the addition of LPI and RSVP, pioneers in LGBT media and travel, respectively, reinforces our position as a leader in serving the LGBT community.
     Critical Mass. We believe we have built the critical mass of users across multiple properties that is attractive to advertisers, vendors, and consumers alike. Out and The Advocate magazines have the two largest audited paid circulations of any LGBT-focused magazines in the United States, making them attractive vehicles for major national advertisers wishing to reach this audience through print. Similarly, we believe our combined worldwide Gay.com and PlanetOut.com member base constitutes the largest network of gay and lesbian people in the world. We have expanded our reach and market position by offering our online services in six languages to members who identify themselves as residing in more than 100 countries through ten localized versions of our Gay.com website. We also believe the size and attractive demographic characteristics of our global user base is appealing to advertisers who seek multiple, cost-effective ways to target the LGBT market.
     Diversified Revenue Streams. We derive our revenue from a combination of advertising, subscription and transaction services offered through multiple online and print media properties. Although, in recent years, online premium subscription services represented a majority of our revenue, this began to change in the second half of 2005 with our acquisition of LPI and the transition of our online business to an advertising-based model. We further accelerated this diversification with our March 2006 acquisition of RSVP, a leading marketer of gay and lesbian travel and event opportunities, and by the end of 2006, our revenue lines became more balanced across our three revenue streams. We believe that having multiple revenue streams allows us to better withstand periodic fluctuations in individual markets, take advantage of cross-selling opportunities to our advertising and consumer customers, and more effectively monetize the audiences and traffic that we have built through our various properties.
     Scalable Business Model. We believe we have an overall business model in which additional revenue can be generated with relatively low increases in our expenses. In our online subscription business, we believe the marginal cost to us of providing services to each new subscriber is relatively low. At the same time, much of the content accessible through our flagship websites is generated by members and made available at modest incremental cost. By creating additional web pages or chat screens on which we can place advertisements, each additional user on these websites also generates additional advertising capacity at little incremental cost. With the acquisition of LPI, we believe we will be able to leverage this low cost model into other media. For example, by bundling our online and offline subscriptions, we expect to grow our circulation base for our advertiser customers. Similarly, we believe we can leverage our numerous marketing and media platforms to grow RSVP’s business with advertising in our online and print properties at a small incremental cost. The primary increase in the RSVP expenses is expected to come from adding incremental travel and event opportunities, which we expect will provide associated incremental revenue.
     Compelling Content. We offer compelling editorial and programming content to the LGBT community, in print and online, covering topics such as travel, news, entertainment, shopping, business, and health. In addition, we believe our rich and varied LGBT-focused content, the integration of our chat, profile and instant messaging features and the ability of our online members to generate and share their own content and interact with one another keeps users returning to our websites. Similarly, RSVP offers a unique market focus and itineraries of interest to the LGBT community, resulting in a large number of repeat customers. In turn, all of these features increase user touchpoints and provide us with more opportunities to generate advertising revenue, grow our subscriber base, both online and offline, and increase product and service sales.
     Niche Market Focus. By offering cross-media solutions that combine the power of online media with print, events, direct mail and other touchpoints, media companies targeting a specific audience segment are well positioned to help advertisers surround and capture a niche market. We believe that we provide advertisers with a number of effective and innovative ways to reach both the larger LGBT community and those segments within the LGBT community that may share a particular affinity for their products or services. Our value proposition to advertisers includes:

•	Focused Advertising. We believe we deliver access to the largest audience of self-identified gay and lesbian people in the world. Our advertising programs allow both large national and international advertisers as well as smaller, local advertisers to reach the LGBT audience in a cost-effective manner. Unlike other vehicles that are just “gay-themed,” our media properties are specifically targeted to the unique needs and interests of the gay and lesbian audience, a group with demographic characteristics that we believe are highly attractive to advertisers.

•	Leading LGBT Media Outlets. In addition to the critical mass that we have developed online through the Gay.com, Out.com, Advocate.com, and PlanetOut.com websites, we also publish leading LGBT print publications, including The Advocate and Out magazines. This combination of leading online and offline media properties is unique in the North America gay and lesbian market.

•	Coordinated, Multi-Platform Campaigns. We are able to leverage our ownership of leading LGBT media properties to offer advertisers coordinated, multi-platform campaigns. During 2006, we added to our advertising networks new online and offline vehicles, including 365gay.com, NBC Universal’s Outzonetv.com website from Bravo, and sponsorship of the Gay Games in Chicago and Dinah Shore Weekend.

•	Targeted Campaigns. In addition to offering advertisers the opportunity to reach the broader LGBT audience across multiple platforms, we offer the opportunity to more closely target specific audiences. For example, advertisers have the potential to reach our entire online user base with run-of-site advertisements or to target only those members who share certain common attributes such as age, gender or geographic location. In 2005, we added the ability to target users based on their online behaviors. By dividing our online content offerings into topic sections within channels, we provide our advertisers with the ability to target their marketing efforts further, by sponsoring topic sections or running individual advertisements in channels specifically relevant to their particular products and services or brand strategy. Similarly, through the various LPI properties, we offer advertisers the ability to target members with particular interests such as politics and current events, fashion and entertainment, travel, or specific health issues.

•	Research and Analysis. We engage third parties to conduct independent research on member panels assembled from our online membership base regarding the effectiveness of specific campaigns as well as other matters of interest to our advertisers. Campaign studies examine the effect the campaign had on brand awareness, brand attributes, message association, brand favorability, purchase intent and advertisement recall and can include an analysis of the research and recommendations for future advertising campaigns. In addition to benefiting the advertiser, this type of research helps educate us on how to more effectively position and manage campaigns for our advertisers.
Growth Strategy
     Our goal is to enhance our position as a global LGBT-focused market leader by maximizing the growth prospects and profitability of each of our revenue streams across all three of our segments. We intend to achieve this through the following strategies:
     Growing Our User Base Across Multiple Properties. We intend to leverage our critical mass online to increase our overall revenue.
•	Cross-Promote Products and Services. We are building on our extensive subscriber base that we have developed online through the Gay.com and PlanetOut.com websites and the print leadership that we have acquired through The Advocate and Out magazines by cross-promoting our products and services to the LGBT community. Just as we have traditionally promoted our various advertising, subscription and transaction services through our multiple websites and print properties, we are expanding this multi-platform, cross-promotion strategy across our various LPI and RSVP properties.

•	Increased Marketing. In addition to cross-promotions through our own properties, we plan to expand our multi-channel marketing programs to help drive growth in our unique visitors, members, subscribers, and customers. We plan to continue marketing directly to consumers through targeted online advertising, keyword buys and affiliate programs, as well as through print advertising and advertising in gay and lesbian-identified neighborhoods and other high-traffic neighborhoods that attract a gay audience. We also plan to increase our visibility through sponsorship of, and participation at, community events, such as the Dinah Shore Weekend in Palm Springs and LGBT Pride celebration events.

•	New Products and Services. We intend to offer new products and services through our multi-platform network. For example, we began to offer new and enhanced social networking features through our existing services, such as enhanced photo management tools and blogs. By enhancing the functionality through the development of our technology to expand our products and services, we believe we can enhance the value of our offerings, attract new users and increase our revenue.

•	International Expansion. With advertising sales from our international subsidiaries and online subscription sales from users outside of the United States accounting for approximately 1% and 2% of our total revenue in 2006, respectively, we believe international expansion presents a growth opportunity. One initiative intended to grow our long-term international revenue is our international gratis campaign. As part of this campaign users outside of the United States and Canada are able to access all of our online premium subscription services free of charge. While this campaign has increased our marketing expenses and reduced the short-term growth in our online premium subscription services revenue, it is intended to grow critical mass in international markets and lay the foundation for future international revenue growth from our family of media and entertainment properties.
Capitalizing on Advertising Growth and Relationships. We believe our large user base across multiple properties provides us with significantly greater reach than other LGBT-focused media providers and that we are well positioned to benefit from the growth in advertisers wishing to target the LGBT community. By promoting packages that include, among others, Internet, print, e-mail, direct mail, and event advertising opportunities, we believe we can differentiate our products and more effectively serve our advertising clients. Furthermore, by promoting member-generated content and cross-purposing content across our various properties, we can add new pages to our websites, grow our advertising inventory and direct our website traffic to those areas that generate higher advertising revenue. And finally, we have improved our “Local Scene” section of Gay.com, a localized business directory and local classifieds section designed to attract smaller advertisers. We believe that our classifieds business is an area for our future growth.
     Leveraging and Growing Our Subscriber Base. Currently, we offer nine different subscription services across multiple properties. By bundling these subscriptions into new and unique packages, we believe we can expand our subscriber base. In some cases, we can also use these bundled packages and special promotions to shift subscribers into longer-term, higher-value plans.
     Leveraging Leadership into Other LGBT Opportunities. We believe the needs of the LGBT market are underserved compared to those of other niche markets such as the African-American and Hispanic-American markets. As with our acquisitions of LPI and RSVP, we continue to evaluate opportunities to expand further into other LGBT-focused areas, including other online and offline media, subscription and transaction service businesses, through in-house initiatives, strategic partnerships or acquisitions of other businesses. We believe by marketing new products and services to our user base, we may be able to grow our revenue cost-effectively.
Business Segments
     Our three business segments are described below. Additional financial information relating to these segments may be found in Note 16 to our Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K.
Online Segment
     Our Online segment accounted for 46% of our total net revenue in fiscal 2006. This segment currently consists of our operations relating to our LGBT-focused websites, most notably Gay.com, PlanetOut.com, Advocate.com and Out.com which provide revenues from advertising services and subscription services. This segment also includes our transaction-based websites, including Kleptomaniac.com and BuyGay.com, which generate revenue through sales of products and services of interest to the LGBT community, such as fashion, books, video and music products. In fiscal 2006, revenues from advertising services, subscription services and transactions services represented 35%, 58% and 7% of the segment’s net revenues, respectively.
     Online Advertising Services
     We derive advertising services revenue in our Online segment from advertising contracts in which we typically undertake to deliver a minimum number of “impressions,” or times that an advertisement appears in pages viewed by users of our online properties. Our advertisers can display graphical advertisements on the pages that are viewed by our users across all our online properties and on our affiliates’ websites. We work with our advertisers to maximize the effectiveness of their campaigns by optimizing advertisement formats and placement on our websites. We believe that online advertising will continue to grow and diversify as it captures a larger share of total advertising dollars.
     During the years ended December 31, 2005 and 2006, no single advertiser accounted for more than 10% of our domestic online advertising revenue. Our five largest customer industry categories accounted for approximately 69% and 72%, respectively, of our domestic online advertising revenue for fiscal 2005 and fiscal 2006.
     We market our advertising services through our domestic and international sales force. Our online national and international sales representatives are focused on specific advertising categories or countries, and sell across our networks in the United States, Europe and Latin America. Our local online sales team sells directory listings to small local advertisers.

     Online Subscription Services
     We have offered Gay.com members a free, real-time chat service since 1996. We launched the PlanetOut.com personals service in 1997, and we believe PlanetOut.com was the first website of significant size to offer free personals specifically tailored to the LGBT community. In 2001, we created our paid premium membership services, Gay.com Premium Services and PlanetOut PersonalsPlus. As of December 31, 2006, we had approximately 145,000 subscribers to these online premium membership services.
     We do not charge fees for registering as a member or creating a profile on either Gay.com or PlanetOut.com, but non-subscribers have limited access to member profile photographs, may only perform basic profile searches and have limited access to chat services. By joining our paid premium membership services, a Gay.com Premium Services or PlanetOut PersonalsPlus subscriber may reply to an unlimited number of profiles, bookmark and block profiles, perform advanced profile searches and view all full-sized photographs posted by other members. In addition, we frequently offer other benefits with premium membership, including free subscriptions to magazines, such as The Advocate, Cargo, Details, Men’s Fitness and Out and others, for our Gay.com subscribers. We believe these types of additional premium offerings serve as an inducement for free members to convert to paying subscribers and for lower-priced, shorter-term subscribers to convert to higher-priced, longer-term plans for which we frequently offer more incentives.
     We currently offer both Gay.com Premium Services and PlanetOut PersonalsPlus under tiered subscription plans. Subscriptions to Gay.com Premium Services begin at $9.95 for a seven-day trial, with $19.95 for a monthly subscription, $42.95 for a quarterly subscription and $89.95 for an annual subscription. Subscriptions to PlanetOut PersonalsPlus begin at $4.95 for a three-day trial, with $12.95 for a monthly subscription, $29.95 for a quarterly subscription and $69.95 for an annual subscription. Periodically, we also offer discounted or free trial subscriptions to these services. We renew and re-bill all premium membership subscriptions on Gay.com and PlanetOut.com automatically, unless the subscription is affirmatively cancelled. We reduced our average monthly churn rate to 6.7% for 2006, down from 7.9% for 2005.
     In addition to the general membership services offered by Gay.com and PlanetOut.com, the Gay.com Premium Services package offers members additional enhanced features and is currently available in six languages, including English, French, German, Italian, Portuguese and Spanish. These enhanced features include access to live customer and technical support for users in the United States and Canada and specialized premium content, as well as the ability to simultaneously enter several of our more than 1,600 chat rooms, many of which are international. Some of these special premium features are not currently available on PlanetOut.com.
     While both services are available to anyone, Gay.com’s subscriber base is more heavily male and PlanetOut.com’s includes a higher percentage of females. As of December 31, 2006, approximately 98% of subscribers on Gay.com identified themselves as male and on PlanetOut.com, 64% of subscribers identified themselves as female. As of December 31, 2006, 9% of our Gay.com paid subscribers identified themselves as residing outside the United States. PlanetOut.com is offered in English only and its members reside primarily in the U.S.
     In managing our Gay.com and PlanetOut.com premium membership services, we track a number of operating metrics, including the following:
Gay.com and PlanetOut.com Premium Membership Service Operating Metrics (excluding free trial promotions) as of and for the periods ended December 31:

	2005	2006
Total Subscribers	157,360	145,275
Gross Additions	164,490	109,657
Total Churn	134,657	121,742
Churn Rate	7.9%	6.7%
Net Additions (Reductions)	29,833	(12,085)
     We have calculated these metrics using the following definitions:
•	Total Subscribers: members with an active, paid subscription plan, excluding paid trial subscribers, at the end of the period.

•	Gross Additions: members who initiate a subscription during the period, excluding paid trial subscriptions. Gross additions during a period equals Net Additions plus Total churn during that period.

•	Total Churn: total subscription cancellations during the period, including cancellations of paid promotional subscriptions, but excluding cancellations of paid 3- and 7-day trial subscriptions and free promotional subscriptions. Subscription cancellations include subscriptions cancelled due to failed credit cards.

•	Churn Rate: Total Churn divided by the average of the Total Subscribers measured at the beginning and end of the period, divided by the number of months in the period.

•	Net Additions (Reductions): Total Subscribers at the end of the period minus the total Subscribers at the beginning of the period.
     Because their terms are generally shorter than the periods that we measure, we exclude paid trial subscription (currently 3- and 7-day paid trials) from these operating metrics.
     We regularly test different promotional offers, including some free trial promotions. Members who sign up for any of these promotional offers, discounted or free, provide us with payment information and authorize us to bill them at our then regular premium membership service rates, unless they cancel their subscription prior to the end of their promotional terms. When these promotional offers are for paid subscription to our annual, monthly or quarterly plans, we include these cancellations in our churn calculations.
     However, because free subscribers do not count toward our definition of Total Subscribers, we exclude them from our definition of Total Churn.
     We are paid up-front for premium memberships, and we recognize subscription revenue ratably over the subscription period. As of December 31, 2005 and 2006, deferred revenue related to premium membership subscription totaled approximately $4.1 million. Our subscription revenue is not subject to sales or use tax in the United States, but is subject to Value Added Tax, or VAT, in the European Union. Currently, we do not require our subscribers to reimburse us for VAT and we offset this liability against revenue.
     Online Transaction Services
     Our Online segment generates transactions services revenue by offering products and services of interest to the LGBT community through multiple e-commerce websites, including Kleptomaniac.com and BuyGay.com. To increase our transactions services revenue, we are also capable of taking mail and phone orders for some products that we offer. The products we sell through these sites include clothing, such as t-shirts and designer jeans, fashion accessories, such as watches and other jewelry, and DVDs and videotapes, such as the Queer as Folk and The L Word compilations and the Brokeback Mountain DVD. We hold inventory for a portion of the products that we sell, such as CDs, DVDs and videotapes, at our on-site fulfillment center in Los Angeles. For other products, such as fashion products and accessories, we have historically engaged third-party vendors to hold inventory and fulfill orders. We believe these arrangements allow us to reduce buying and fulfillment costs and the risk of holding unwanted inventory. We advertise these transaction services primarily through our own properties, including our websites and magazines.
     Online Product Development and Technology
     Our product development teams have introduced features that are intended to enhance and integrate our web-based member services, while addressing numerous externally driven initiatives regarding legal and industry standard compliance. In 2006, we improved our “Local Scene” product, our local listings business for the LGBT community. During the fourth quarter of 2006, we delivered numerous technology-based enhancements to our Gay.com website, including a launch of the first phase of the look and feel evolution of the site and improved ability for members to specify and search locations. In addition, Out.com launched two new blogs, one focused on fashion and one focused on pop culture. In December 2006, we also launched a new RSVP web site.
     We plan to introduce new features such as a expanded and integrated e-commerce services; expanded capabilities related to member-generated content; and enhancements to our international sites including improved locations handling and an upgraded and enhanced local listings product featuring more localized content. We also plan to move, over time, toward integration of our technology platforms across all our web properties, beginning with an extensive effort to re-architect our core platform, leading to the expansion of core functional capabilities, and including an initiative to implement a company-wide content management system to better leverage all of our organic and acquired content of our print and online properties.
     Our capital expenditures are primarily focused on supporting our member services, including, the introduction of new features and functions. We strive to centralize our business in many classes of hardware and software with a single primary vendor when we believe it is feasible and cost-effective to do so. By reducing the number of types of systems we use, we believe we are better able to manage our systems and achieve attractive pricing with vendors with whom we have established relationships.
     Our basic network infrastructure primarily resides in virtualized machines that are hosted in multi-core servers that leverage their capabilities in order to maximize efficiency and scalability. We primarily utilize open source software and widely scalable, low-cost servers to reduce cost and enable us easily to expand technological capacity to handle increased load. We track and monitor the growth of traffic on our websites and strive to maintain reserve capacity for extraordinary loads. We attempt to streamline and consolidate our technology as we upgrade our equipment to increase capacity. We believe our infrastructure allows us to scale and grow our online business at relatively low cost and with little disruption to our members.
     We employ several methods to protect our computer networks from damage, power interruption, computer viruses and security breaches that would result in a disruption of service to our members. Our hosted computer network, located in San Jose and operated by a third-party vendor, provides the primary services that we offer to the public on our flagship websites. The computer equipment in our hosted network is located in an industrial-grade server room with on-site security systems and redundant uninterruptible power supply units, as well as smoke detection and fire suppression systems. The equipment is also deployed in a redundant configuration, designed to prevent any single computer failure from interrupting the services available on our websites. This network is protected from security breaches by a firewall, including anti-virus protection.
     Online International Operations
     We have offices in London and Buenos Aires that help support our various online services, particularly the localized versions of our Gay.com site. These localized versions specifically target ten distinct international markets or segments: UK and Ireland, Spain, Italy, Germany, France, Mexico, Brazil, Argentina, Latino (a general Latin American site) and Australia.
     The staff in the London office helps market our global services and provides content and sells advertising for the UK and Ireland site, our largest international Gay.com site by revenue. In addition to offering Gay.com premium membership services to users in the UK and Ireland, that site is a content portal offering editorial coverage of topics designed to appeal to the interests of gay and lesbian online users in those regions. Our London office has an editorial and advertising sales staff that supports this media business. In addition to editorial and sales staff, all we coordinate a range of traditional direct marketing activities in our Australian and all of our European markets other than Spain through London-based staff.
     The staff in the Buenos Aires office handles Latin American, as well as international marketing operations and advertising sales for all of Gay.com’s Spanish and non-European international sites. We also have a portion of our customer care and Local Scene services staff located in the Buenos Aires office.
     Like the UK and Ireland site, two additional sites, Mexico and Australia, offer produced content, along with user-generated content, designed to appeal to the interests of gay and lesbian online users in those regions, in addition to the premium membership services. The remaining international sites (Brazil, Spain, France, Italy, Argentina, Germany, and Latino) currently offer only premium membership services.
     Since October 2005, all of our international sites have offered the gratis promotion that allows users from qualified international countries to access all Gay.com premium membership services free of charge. This effort is designed to further build critical mass in international markets and pave the way for future growth.
     We believe significant growth opportunities exist for us in international markets, including in Europe and Latin America. In certain markets, we believe we are a leader in the LGBT media market and have sufficient critical mass to take advantage of growth opportunities there. In other markets, we continue to look for ways to leverage our knowledge of the LGBT community and our leading position elsewhere to explore and capture growth opportunities.
Publishing Segment
     Our Publishing segment accounted for 40% of our total net revenue in fiscal 2006. This segment currently consists of our operations relating to our print media properties including the magazines The Advocate, Out, The Out Traveler and HIVPlus, among others, and our book publishing business, Alyson. In fiscal 2006, revenues from advertising services, subscription services and transactions services represented 57%, 22% and 21% of the segment’s net revenues, respectively.
     We derive publishing advertising revenue from advertisements placed in our print media properties. During the year ended December 31, 2006, no single advertiser accounted for more than 10% of our publishing advertising revenue. Our five largest customer industry categories accounted for approximately 76% of our publishing advertising revenue for fiscal 2006.
     The properties that we acquired from LPI included a number of print subscription services. In January 2006, we began offering Out and The Advocate magazines as bundled products with our Gay.com Premium Services in the United States. During 2006, we grew the year-over-year circulation of our print subscriptions to 412,000 as of December 31, 2006, which represents a 36% increase over 2005. We market our print subscription services in the United States and internationally through a broad spectrum of advertising tools, including keyword and other online advertising, affiliate relationships, print and outdoor advertising, events, word-of-mouth, direct and e-mail marketing, contests and other promotional activities.
     This segment also generates transaction services revenue from newsstand sales of our various print properties and our book publishing business.
Travel and Events Segment
     Our Travel and Events segment accounted for 14% of our total net revenue in fiscal 2006. This segment generates transactions services revenue by providing specialized travel and event packages marketed through our RSVP brand to the LGBT market. Typically, RSVP develops travel itineraries on cruises, on land and at resorts, by contracting with third-parties who provide the basic travel services. To these basic services, RSVP frequently adds additional programming elements, such as special entertainers, parties, and events, and markets these enhanced vacation packages to the gay and lesbian audience. During 2006, we announced an expanded schedule of larger-ship itineraries for 2007, including a charter of the Queen Mary 2, and launched the redesigned RSVPvacations.com website.
Competition
     We operate in a highly competitive environment. Across all three of our revenue streams within our operating segments, we compete with traditional media companies focused on the general population and the LGBT community, including local newspapers, national and regional magazines, satellite radio, cable networks, and network, cable and satellite television shows. In our advertising business, we compete with a broad variety of online and print content providers, including large media companies such as Yahoo!, MSN, Time Warner, Viacom and News Corporation, as well as a number of smaller companies focused specifically on the LGBT community. In our subscription business, our competitors include these companies as well as other companies that offer more targeted online service offerings, such as Match.com, Yahoo! Personals and News Corporation, and a number of other smaller online companies focused specifically on the LGBT community. More recently, we have faced competition from the growth of social networking sites, such as MySpace, that provide opportunity for online community for a wide variety of users, including the LGBT community. In our transaction business, we compete with traditional and online retailers. Most of these transaction service competitors target their products and services to the general audience while still serving the LGBT market. Other competitors, however, specialize in the LGBT market, particularly in the gay and lesbian travel space.
     We believe that the primary competitive factors affecting our business are quality of content and service, price, functionality, brand recognition, customer affinity and loyalty, ease of use, reliability and critical mass. Some of our current and many of our potential competitors have longer operating histories, larger customer bases and greater brand recognition in other business and Internet markets and significantly greater financial, marketing, technical and other resources than we do. Therefore, these competitors may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies or may try to attract readers, users or traffic by offering services for free and devote substantially more resources to developing their services and systems than we can.
Intellectual Property
     We use a combination of trademark, copyright and trade secret laws and confidentiality agreements to protect our proprietary intellectual property. We have registered several trademarks in the United States, including “PlanetOut,” “PlanetOut and Design,” “Gay.com and Design,” “Out,” “Out Traveler,” “Advocate” and “RSVP and Design.” We have registered or applied for additional protection for several of these trademarks in some relevant international jurisdictions. Even if these applications are allowed, they may not provide us with a competitive advantage. To date, we have relied primarily on common law copyright protection to protect the content posted on our websites. Our printed publications are protected by copyrights registered with the U.S. Copyright Office. Competitors may challenge the validity and scope of our trademarks and copyrights. From time to time, we may encounter disputes over rights and obligations concerning our use of intellectual property. We believe that the services we offer do not infringe the intellectual property rights of any third party. We cannot, however, make any assurances that we will prevail in any intellectual property dispute.
Employees
     As of December 31, 2006, we had 273 full-time employees worldwide, including 10 full-time employees in the United Kingdom and 26 in Argentina. We utilize part-time and temporary employees to handle overflow work and short-term projects. As of December 31, 2006, we had 16 part-time or temporary employees. None of our employees is unionized, and we believe that we generally have good relations with our employees.

Executive Officers
     The following table sets forth information regarding our executive officers as of March 1, 2007:

Name	Age	Position
Executive officers
Karen Magee	46	Chief Executive Officer
Jeffrey T. Soukup	41	President, Chief Operating Officer and Secretary
Daniel J. Miller	40	Chief Financial Officer, Treasurer and Senior Vice President
William Bain	48	Chief Technology Officer
     Karen Magee has served as our Chief Executive Officer since July 2006 and has served on our Board of Directors since September 2003. Ms. Magee served as Senior Vice President of Strategic Planning for Time Warner from April 2004 to March 2006. She served as Vice President of Strategic Planning for Time Inc. from February 2001 until April 2004. From February 1996 until February 2001, she was with TIME magazine where she served as General Manager for four years and more recently as Vice President of Consumer Marketing. Ms. Magee sits on the Princeton University Board of Trustees and previously served as co-chair of The Gay & Lesbian Alliance Against Defamation (GLAAD) board of directors. Ms. Magee holds a B.S.E. from Princeton University and a M.B.A. from the Wharton School of the University of Pennsylvania.
     Jeffrey T. Soukup has served as our President since June 2006 and as our Chief Operating Officer and Executive Vice President since December 2005, after having previously also served as our Chief Financial Officer until February 2006. Mr. Soukup originally joined our predecessor company Online Partners.com Inc. in August 2000 as its Chief Financial Officer and Senior Vice President, Administration. From August 1999 until August 2000, Mr. Soukup served as Vice President in the consumer services and business development divisions of ChannelPoint, Inc., a business-to-business Internet-based finance company. From July 1998 until August 1999, Mr. Soukup was a Vice President of GE Equity, the private equity arm of the General Electric Corporation and, prior to that, was a co-founder of Stamos Associates, Inc., a healthcare consulting business which was acquired by Perot Systems Corporation. Previously, Mr. Soukup was legislative counsel to Senator Bill Bradley, a Senior Associate at Booz-Allen & Hamilton Inc., a consulting firm, and an associate at the law firm of Kirkland & Ellis. Mr. Soukup sits on the board of directors of the Gay and Lesbian Alliance Against Defamation (GLAAD) and was a co-chair of the board of directors of the Gay and Lesbian Victory Fund. He holds a B.A. in International Relations and a M.A. in International Policy Studies from Stanford University and a M.B.A. with a concentration in Finance and a J.D. from the University of Chicago.
     Daniel J. Miller has served as our Chief Financial Officer, Senior Vice President since February 2006. Prior to joining us, Mr. Miller served as the Vice President, Finance and Administration at Predicant Biosciences, Inc., a life science company based in San Francisco now operating as Pathwork Diagnostics, a position he held from June 2002 to December 2005. From October 2000 to May 2002, Mr. Miller was the Vice President, Finance and Operations for Photuris, Inc., a telecom equipment company now owned by Meriton Networks. Prior to that, Mr. Miller served as corporate controller for Extreme Networks, Inc., held a treasury position at Genentech, Inc. and was an auditor for Deloitte & Touche. Mr. Miller is a C.P.A. and holds a bachelor’s degree from John Carroll University and a M.B.A. degree in finance from Carnegie Mellon University.
     William Bain has served as our Chief Technology Officer since February 2007. Prior to joining PlanetOut, Mr. Bain was the owner and general manager of TechPoint Associates, LLC, a San Francisco-based technology consulting firm, positions he had held since April 2006. From October 2004 until March 2006, Mr. Bain was the Chief Technology Officer of HomeGain, the second-most trafficked web site in the real estate sector, and from June 2002 to October 2004, Mr. Bain was a general partner in New Vantage Partners, LLC, a technology consulting firm serving emerging and Fortune 1000 companies. Additionally, Mr. Bain was the Chief Technology Officer and co-founder of MedChannel, a highly integrated healthcare industry solutions network; co-founder and Chief Technology Officer for Sprockets.com, a data transfer and project management company for the graphic communications industry; senior vice president and director of re-engineering for PaineWebber; and, Chief Technology Officer for the Boston Company, a subsidiary of American Express. Mr. Bain holds a Ph.D., a Master of Science degree and a Bachelor of Science degree in computer science, each from Yale University.
Available Information
     Our corporate website is located at http://www.planetoutinc.com. We make available free of charge, on or through the Investor Center on our corporate website, our annual, quarterly and current reports, and any amendments to those reports, as soon as reasonably practicable after electronically filing such reports with the SEC. Information contained on our corporate website, or on our flagship or other websites, is not part of this report or any other report filed with the SEC.